EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(in thousands, except ratio of earnings to fixed charges)

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges. Fixed charges represent total interest expense plus an estimate of the interest within rental expense, including and excluding interest on deposits. Currently, the Company has no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

	Three Months Ended
	September 30, 2011	September 30, 2010
Ratio of Earnings to Fixed Charges (Including Deposits)
Earnings:
Income before income taxes	$19,140	$19,785
Add: Fixed charges, net	18,158	20,100
Income before income taxes and fixed charges, net	37,298	39,885
Fixed charges
Interest expense	$17,144	$19,238
One-third of rental expense	241	217
Interest on unrecognized tax benefits	773	645
Total fixed charges	18,158	20,100
Ratio of Earnings to Fixed Charges	2.05	1.98

Ratio of Earnings to Fixed Charges (Excluding Deposits)
Earnings:
Income before income taxes	$19,140	$19,785
Add: Fixed charges, net	11,660	12,717
Income before income taxes and fixed charges, net	30,800	32,502
Fixed charges
Interest expense (excluding deposits)	10,646	11,855
One-third of rental expense	241	217
Interest on unrecognized tax benefits	773	645
Total fixed charges	11,660	12,717
Ratio of Earnings to Fixed Charges	2.64	2.56

	Nine Months Ended
	September 30, 2011	September 30, 2010
Ratio of Earnings to Fixed Charges (Including Deposits)
Earnings:
Income before income taxes	$58,956	$30,829
Add: Fixed charges, net	54,920	62,554
Income before income taxes and fixed charges, net	113,876	93,383
Fixed charges
Interest expense	$53,406	$61,022
One-third of rental expense	741	887
Interest on unrecognized tax benefits	773	645
Total fixed charges	54,920	62,554
Ratio of Earnings to Fixed Charges	2.07	1.49

Ratio of Earnings to Fixed Charges (Excluding Deposits)
Earnings:
Income before income taxes	$58,956	$30,829
Add: Fixed charges, net	34,839	39,568
Income before income taxes and fixed charges, net	93,795	70,397
Fixed charges
Interest expense (excluding deposits)	33,325	38,036
One-third of rental expense	741	887
Interest on unrecognized tax benefits	773	645
Total fixed charges	34,839	39,568
Ratio of Earnings to Fixed Charges	2.69	1.78